EXHIBIT 10.50

GW UK Change in Control and Severance Benefit Plan

(GW Pharma Limited / GW Research Limited)

Section 1.Introduction.

The GW UK Change in Control and Severance Benefit Plan (the “Plan”) is hereby established effective upon the Effective Date (as defined in the Appendix).  The purpose of the Plan is to provide for the payment of change in control and severance benefits to eligible service providers of the Company.  Capitalized terms used in this Plan shall have the meanings set forth in the Appendix which is attached hereto and incorporated herein in its entirety.

Section 2.Eligibility for Benefits.

(a)Eligible Participants.  Each and every employee of the Company who primarily lives in and works for the Company in the United Kingdom and [*other applicable jurisdictions*] (excluding any employees on fixed-term employment contracts) is a Participant eligible to receive Change in Control Benefits set forth in Section 3(a).  While the Plan is intended primarily for the benefit of employees, the Plan Administrator has the discretion to designate in writing other individuals who provide services (including non-employee services) to the Company as Participants eligible to receive Change in Control Benefits set forth in Section 3(a), and the provision of any such benefits to such individuals shall in no way obligate the Company, any Company Group member or the Plan Administrator to provide such benefits to any other individual, even if similarly situated.  In addition, the Plan Administrator may, in its discretion, designate in writing any individual Participant as eligible to receive Severance Benefits, which benefits will be set forth in a separate Participation Agreement with the Participant.  In order to be eligible for any such Severance Benefits, a Participant must (1) execute and return the Participation Agreement to the Company within the time period provided therein and (2) in respect of a CIC Termination, execute a Release in the Company’s standard form (which, for the avoidance of doubt shall not require restrictive covenants but shall be without prejudice to the restrictive covenants contained in a Participant’s employment contract continuing in full force and effect) within such reasonable time period as may be required by the Company and take such legal advice in respect of the Release as may be required by law.

(b)Plan Benefits Provided In Lieu of Individual Agreement Benefits.  This Plan shall supersede any change in control or severance benefit plan, policy or practice previously maintained by the Company with respect to a Participant and any change in control or severance benefits in any individually negotiated employment contract or other written or oral agreement between the Company and a Participant; provided that, this Plan shall be in addition to, and not supersede, the terms of the LTIP and any equity award granted to a Participant thereunder and, for the avoidance of doubt, this Plan shall not interfere with or affect the rights of the Company to discharge any individual or such individual to terminate his or her employment or other services with the Company and, except as provided otherwise in a Participant’s Participation Agreement, any notice of termination provisions that the Company and a Participant have previously agreed to.

(c)Exceptions to Severance Benefit Entitlement.  An individual who otherwise is a Participant designated to receive Severance Benefits and has timely executed a Participation Agreement will not receive Severance Benefits under the Plan in the following circumstances, as determined by the Plan Administrator in its sole discretion:

(1)The Participant voluntarily terminates employment with the Company in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company or a member of the Company Group.

(2)The Participant is offered an identical or substantially equivalent or comparable position with the Company or a member of the Company Group.  For purposes of the foregoing, a “substantially equivalent or comparable position” is one that provides the Participant substantially the same level of responsibility and compensation and would not give rise to the Participant’s right to a Resignation for Good Reason.

(3)The Participant transfers to a successor to the Company (or Parent, if applicable) or to a purchaser of the assets of the Company (or Parent, if applicable), as the case may be, and the terms of such transfer would not give rise to the Participant’s right to a Resignation for Good Reason.  For purposes of the foregoing, “transfer” means either (1) the transfer of the Participant’s employment under the Transfer Regulations; or (2) that the Participant is offered immediate reemployment provided that that the Participant’s employment with such successor entity or asset purchaser, as the case may be, results in uninterrupted employment such that the Participant does not incur a lapse in pay or benefits as a result of the transfer. For the avoidance of doubt, a Participant who transfers as described in this Section 2(c)(3) to a successor to the Company (or Parent, if applicable) or to a purchaser of the assets of the Company (or Parent, if applicable), as the case may be, shall continue to be a Participant following the date of such transfer or reemployment.

(4)The Participant is rehired by the Company or a member of the Company Group and recommences employment prior to the date Severance Benefits under the Plan are scheduled to commence.

(d)Termination or Reduction of Benefits.  A Participant’s right to receive benefits under this Plan shall terminate immediately if, at any time prior to or during the period for which the Participant is receiving benefits under the Plan, the Participant, without the prior written approval of the Plan Administrator, breaches any material statutory, common law, or contractual obligation to the Company or a member of the Company Group (including, without limitation, the contractual obligations set forth in any employment contract, confidentiality, non-disclosure and developments agreement or similar type agreement between the Participant and the Company or Company Group member, as applicable).

Section 3.Description of Benefits.

(a)Change in Control Benefits.  Upon a Change in Control, all Equity Awards (other than any Equity Award Granted in 2021) will receive Full Acceleration, as of immediately prior to the Closing or on such other date as the Committee may determine (such date being no later than the Closing).

(b)Severance Benefits. If a Participant has been offered a Participation Agreement providing for Severance Benefits, the terms of such Severance Benefits shall be set forth in the Participation Agreement. The Plan Administrator, in its sole discretion, shall have the authority to reduce a Participant’s Severance Benefits, in whole or in part, by any other severance benefits, pay and benefits provided during a period following written notice of termination of employment, pay and benefits in lieu of such notice, or other similar benefits payable to the Participant by the Company or a Company Group member that become payable in connection with the Participant’s termination of employment pursuant to (i) any applicable legal requirement or (ii) a Participant’s employment contract or (iii)  any Company or Parent policy or practice providing for the Participant to remain on the payroll for a limited period of time after being given notice of the termination of the Participant’s employment, and the Plan Administrator shall so construe and implement the terms of the Plan.  Any such reductions that the Plan Administrator determines to make pursuant to this Section 3(b) shall be made such that any Severance Benefit under the Plan shall be reduced solely by any similar type of benefit under such legal requirement, agreement, policy or practice (i.e., any cash severance benefits under the Plan shall be reduced solely by any cash payments or severance benefits under such legal requirement, agreement, policy or practice).  The Plan Administrator’s decision to apply such reductions to the Severance Benefits of one Participant and the amount of such reductions shall in no way create any obligation to apply the same reductions in the same amounts to the Severance Benefits of any other Participant, even if similarly situated.  In the Plan Administrator’s sole discretion, such reductions may be applied on a retroactive basis, with Severance Benefits previously paid being re-characterized as payments pursuant to the Company’s (or Parent’s, if applicable) statutory obligation, as applicable, and to the extent permissible under applicable law.

Section 4.Return of Company Property.

A Participant who is eligible for Severance Benefits under the Plan will not be entitled to payment of any such Severance Benefits unless and until the Participant returns all Company Property.  For this purpose, “Company Property” means all documents (and all copies thereof) and other property of the Company and all Company Group members which the Participant had in Participant’s possession at any time, including, but not limited to, files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company or any member of the Company Group (and all reproductions thereof in whole or in part).

Section 5.Time of Payment.

All payments and benefits under the Plan will be subject to applicable required withholding for taxes and national insurance or social security contributions.

In no event shall payment of any Severance Benefits under the Plan in respect of a CIC Termination (except for amounts due during the Participant’s contractual notice period, if applicable) be made prior to a Participant’s employment termination date or prior to the effective date of the Release.

Section 6.Transfer and Assignment.

The rights and obligations of a Participant under this Plan may not be transferred or assigned without the prior written consent of the Plan Administrator.  This Plan shall be binding upon any entity or person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such entity or person actively assumes the obligations hereunder and without regard to whether or not a Change in Control occurs.

Section 7.Right to Interpret and Administer Plan; Amendment and Termination.

(a)Interpretation and Administration.  Prior to the Closing, the Plan Administrator shall be the Committee, which may delegate some of all of its authority to the Company’s Chief Executive Officer.  The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan.  The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.  Upon and after the Closing, the Plan will be interpreted and administered in good faith by the Representative who shall be the Plan Administrator during such period.  All actions taken by the Representative in interpreting the terms of the Plan and administering the Plan upon and after the Closing will be final and binding on all Participants.  Any references in this Plan to the “Committee” or “Plan Administrator” with respect to periods following the Closing shall mean the Representative.

(b)Amendment or Termination.  The Plan Administrator reserves the right, in its sole discretion, to amend or terminate the Plan or any Participation Agreement at any time and any such action shall not require the consent of any Participant; provided, however, that any such amendment or termination occurring on or following Closing will not be effective as to a particular Participant who is or may be materially and adversely impacted by such amendment without the written consent of such Participant, unless such amendment is required pursuant to applicable law or regulation.  The Plan will automatically terminate on the earlier to occur of (i) satisfaction of all the Company’s obligations under all applicable Participation Agreements and (ii) the expiration of the Change in Control Period.

Section 8.No Implied Employment or Service Contract.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ or service of the Company or any member of the Company Group or (ii) to interfere with the right of the Company or any member of the Company Group to terminate the employment or engagement of any employee or other person at any time, in accordance with such person’s employment agreement or other terms of engagement (if any), which right is hereby reserved.

Section 9.Legal Construction.

This Plan is intended to be governed by and shall be construed in accordance with the laws of England and Wales (except for references to legislation of the United States of America which shall be governed by and construed in accordance with the laws of the State of California).

Section 10.Claims, Inquiries and Appeals.

(a)Applications for Benefits and Inquiries.  Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative).  The Plan Administrator is:

Remuneration Committee of the GW Pharmaceuticals plc Board of Directors or Representative

Sovereign House

Vision Park

Histon

Cambridgeshire

CB24 9BZ

United Kingdom

with a copy to:

GW Pharmaceuticals plc

General Counsel

1 Cavendish Place

London

W1G 0QF

United Kingdom

(b)Denial of Claims.  In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial.  The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(1)the specific reason or reasons for the denial;

(2)references to the specific Plan provisions upon which the denial is based; and

(3)if applicable, a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary.

This notice of denial will be given to the applicant within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the application.  If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90 day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c)Request for a Review.  Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied.  A request for a review shall be in writing and shall be addressed to:

Remuneration Committee of the GW Pharmaceuticals plc Board of Directors or Representative

Sovereign House

Vision Park

Histon

Cambridgeshire

CB24 9BZ

United Kingdom

with a copy to:

GW Pharmaceuticals plc

General Counsel

1 Cavendish Place

London

W1G 0QF

United Kingdom

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent.  The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim.  The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)Decision on Review.  The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review.  If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60 day period.  This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review.  The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(1)the specific reason or reasons for the denial; and

(2)references to the specific Plan provisions upon which the denial is based.

(e)Rules and Procedures.  The Plan Administrator will establish rules and procedures, consistent with the Plan, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims.  The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f)Exhaustion of Remedies.  No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 10(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 10(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal.

Section 11.Basis of Payments to and from Plan.

The Plan shall be unfunded, and all cash payments under the Plan shall be paid only from the general assets of the Company.

Section 12.Other Plan Information.

(a)Plan Administrator.  The Plan Administrator is the Committee (or its designee) prior to the Closing and the Representative upon and following the Closing.  The Plan Administrator’s contact information is:

Remuneration Committee of the GW Pharmaceuticals plc Board of Directors or Representative

Sovereign House

Vision Park

Histon

Cambridgeshire

CB24 9BZ

United Kingdom

with a copy to:

GW Pharmaceuticals plc

General Counsel

1 Cavendish Place

London

W1G 0QF

United Kingdom

The Plan Administrator is charged with the responsibility for administering the Plan.

Appendix

Definitions

GW UK Change in Control and Severance Benefit Plan

(GW Pharma Limited / GW Research Limited)

“Base Salary” means base pay from the Company and any other Company Group member, if applicable (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect prior to any reduction that would give rise to a Participant’s right to a Resignation for Good Reason.

“Cause” means, with respect to a particular Participant, summary termination under the terms of the Participant’s written employment agreement with the Company or any of the following events:  (i) conviction, indictment or pleading guilty or no contest to any criminal offence (except for an offence under the road traffic legislation in the United Kingdom or abroad for which the Participant is not sentenced to any term of imprisonment, whether immediate or suspended); (ii) intentional misconduct; (iii) sustained poor job performance and/or failure to meet material performance or production standards, as determined by the Plan Administrator in good faith; (iv) unauthorized use or disclosure of confidential information or trade secrets of any member of the Company Group; (v) attempted commission of, or participation in, a fraud or act of dishonesty against any member of the Company Group; (vi) material violation of any contract or agreement between the Participant and any member of the Company Group, any written policy of a member of the Company Group applicable to the Participant, or of any statutory duty owed to any member of the Company Group; (vii) intentional act that has or is reasonably likely to lead to a material detrimental effect on the reputation or business of any member of the Company Group; (viii) failure to cooperate with any member of the Company Group in any investigation or formal proceeding.

“Change in Control” means any of the events described in LTIP Rule 12.1 (General offers) or Rule 12.2 (Schemes of arrangement and winding-up) (or any successor rules or sections thereto) which amounts to a change in “Control” as defined in the LTIP.

“Change in Control Period” means the period commencing immediately prior to the Closing and ending 24 months following the Closing.

“Closing” means the initial closing of the Change in Control as defined in the definitive agreement executed in connection with the Change in Control.  In the case of a series of transactions constituting a Change in Control, “Closing” means the first closing that satisfies the threshold of the definition for a Change in Control.

“Committee” means the Remuneration Committee (or, after the Closing, a compensation committee) of the Board of Directors of Parent.

“Company” means each of GW Pharma Limited, a company registered in England and Wales with company number 3704998 or GW Research Limited, a company registered in England and Wales with company number 3107561 respectively, or, following a Change in Control, the surviving entity or acquiring entity of such companies (in the case of a Change in Control that is a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries), as applicable, resulting from such event.

“Company Group” means the Company, the Parent and any Group Member (as defined in the LTIP) (and references in the Plan to a “member” of the Company Group shall mean each of the Company, the Parent and every Group Member).

“CIC Termination” means an Involuntary Termination that occurs within the Change in Control Period.

“Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months and will be determined by the Company or on the basis of such medical evidence as the Company deems warranted under the circumstances.

“Effective Date” means Feburary 24, 2021, the date this Plan was approved by the Committee and became effective.

“Equity Award” means each outstanding Award (as defined in the LTIP), as applicable, granted under the LTIP.

“Exchange Act Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), except that “Exchange Act Person” will not include (i) the Parent, Company or any subsidiary of the Company, (ii) any employee benefit plan of the Parent, Company or any subsidiary of the Company or any trustee or other fiduciary holding securities under such an employee benefit plan, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (v) any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) that, as of the Effective Date, is the owner, directly or indirectly, of securities of the Company representing 50% of the combined voting power of the Company’s then outstanding securities.

“Full Acceleration” means the vesting and exercisability (if applicable) of each Participant’s Equity Award(s) shall be accelerated in full.  For purposes of determining the number of shares that will vest pursuant to Full Acceleration with respect to any Equity Award subject to vesting based on the achievement of performance conditions for which such performance achievement has not occurred as of such acceleration, notwithstanding anything to the contrary in an individual Equity Award Agreement, vesting acceleration shall occur assuming all applicable performance conditions had been fully satisfied on or before the date of such acceleration.

“Involuntary Termination” means a termination of Participant’s continuous service with the Company that is due to (i) a termination by the Company (or Parent, if applicable) without Cause (and other than as a result of the Participant’s death or Disability) or (ii) Participant’s Resignation for Good Reason.

“LTIP” means the GW Pharmaceuticals plc 2017 and 2020 Long-Term Incentive Plan, as amended from time to time (including any current or future sub plan thereto).  The Plan Administrator may, without the consent of any Participant, update the meaning of “LTIP” (and references to rules therein) to refer to any future long term equity incentive plan adopted by Parent that is maintained to grant future equity incentives to employees of the Company or Parent in lieu of the LTIP described in the foregoing sentence.

“Parent” means GW Pharmaceuticals plc (registered in England and Wales with registered number 4160917), or after the Closing, the parent entity thereof.

“Participant” means each and every employee of the Company who primarily lives in and works for the Company in the United Kingdom [*other applicable countries*] (and, if specifically approved by the Plan Administrator, any other individual who provides services to the Company) and who has been provided with and timely executed a Participation Agreement with the Company as further specified in Section 2(a).

“Participation Agreement” means a written agreement, in such form prepared by the Company, between a Participant and the Company that provides for Severance Benefits and such other terms as the Plan Administrator deems necessary or advisable in accordance with the Plan.

“Plan” means this GW UK Change in Control and Severance Benefit Plan.

“Plan Administrator” means the Committee (or its designee) prior to the Closing and the Representative upon and following the Closing, as applicable, as further described in Section 7(a).

“Release”  means a full waiver and release of all known and unknown claims (whether contractual, statutory, tortious or otherwise) in favour of the Company and the Company Group in such form and on such terms as provided by the Company (including a settlement agreement).

“Representative” means one or more members of the Committee or other persons or entities designated by the Committee (or its designee) in connection with a Change in Control that will have authority to administer and interpret the Plan upon and following the Closing as provided in Section 7(a).

“Resignation for Good Reason” means, with respect to a particular Participant, the Participant’s resignation from all positions such Participant then holds with the Company and any member of the Company Group, as a result of the occurrence of any of the following events, conditions or actions described in (i) or (ii) below, as applicable, taken by the Company or Company Group member (as applicable) without Cause and without such Participant’s consent:

(i)with respect to a resignation that is effective during the pendency of the Specifiied Transaction, solely to the extent any of the following is effected at the written request of a potential successor to the Company and/or Company Group: (1) solely with respect to Senior Vice Presidents and above: a material reduction in such Participant’s authority, duties or responsibilities (and not simply a change in title or reporting relationships); (2) a material reduction of such Participant’s annual base salary, which is a reduction of more than 10% of such base salary (unless pursuant to a salary reduction program that occurs prior to a Change in Control and is applicable generally to the Company’s similarly situated employees); (3) a relocation of such Participant’s principal place of employment with the Company (or successor to the Company, if applicable) to a place that increases such Participant’s one-way commute by more than 35 miles as compared to such Participant’s then-current principal place of employment immediately prior to such relocation (excluding regular travel in the ordinary course of business); or (4) a material breach of the Plan by any successor to the Company or Parent in a Change in Control.

(ii)with respect to a resignation that is effective upon or following Closing: (1) solely with respect to Senior Vice Presidents and above: a material reduction in such Participant’s authority, duties or responsibilities (which shall include, but not be limited to, a material reduction in such Participant’s policy or decision making authority or a material reduction in the budget or personnel over which Participant retains authority); (2) a material reduction of such Participant’s annual base salary, which is a reduction of more than 10% of such base salary; (3) a relocation of such Participant’s principal place of employment with the Company (or successor to the Company, if applicable) to a place that increases such Participant’s one-way commute by more than 35 miles as compared to such Participant’s then-current principal place of employment immediately prior to such relocation (excluding regular travel in the ordinary course of business); or (4) a material breach of the Plan by any successor to the Company or Parent in a Change in Control.

In either case of (i) or (ii), as applicable, in order for any Participant’s  resignation to constitute a Resignation for Good Reason, the Participant must first give the Company written notice of the action or omission giving rise to “Resignation for Good Reason” within 30 days after the first occurrence thereof; the Company must fail to reasonably cure such action or omission within 30 days after receipt of such notice (the “Cure Period”), and the Participant’s resignation must be effective not later than 30 days after the expiration of such Cure Period.

“Severance Benefits” means special discretionary benefits provided to select Participants in the event of an Involuntary Termination or CIC Termination which are provided in a Participation Agreement.

“Specified Transaction” means the transaction contemplated by the Transaction Agreement, dated as of Feburary 3, 2021, by and among Jazz Pharmaceuticals UK Holdings Limited, Jazz Pharmaceuticals Public Limited Company and Gw Pharmaceuticals plc.

“Transfer Regulations” means Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended).